Registration No. 333-170875

Registration No. 333-181543

Registration No. 333-197998

Registration No. 333-224797

Registration No. 333-233062

Registration No. 333-238804

Registration No. 333-258532

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-170875

Form S-8 Registration No. 333-181543

Form S-8 Registration No. 333-197998

Form S-8 Registration No. 333-224797

Form S-8 Registration No. 333-233062

Form S-8 Registration No. 333-238804

Form S-8 Registration No. 333-258532

UNDER

THE SECURITIES ACT OF 1933

ZOGENIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5300780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5959 Horton Street, Suite 500 Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Zogenix, Inc. 2006 Equity Incentive Plan

Zogenix, Inc. 2010 Equity Incentive Award Plan

Zogenix, Inc. Employee Stock Purchase Plan

Zogenix, Inc. Employment Inducement Equity Incentive Award Plan

Zogenix, Inc. 2021 Employment Inducement Equity Incentive Award Plan

(Full title of the plans)

Stephen J. Farr, Ph.D.

President and Chief Executive Officer

Zogenix, Inc.

5959 Horton Street, Suite 500

Emeryville, California

(Name and address of agent for service)

(617) 401-4060

(Telephone number, including area code, of agent for service)

Copies to:

J. D. Weinberg	Stephen J. Farr, Ph.D.
Covington & Burling LLP	President,
The New York Times Building	Chief Executive Officer
620 Eighth Avenue	Zogenix, Inc.
New York, New York 10018	5959 Horton Street, Suite 500
(212) 841-1037	Emeryville, California
(510) 550-8300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Zogenix, Inc., a Delaware corporation (the “Registrant”):

•  Registration Statement No. 333-170875, filed with the SEC on November 30, 2010, pertaining to the registration of 4,233,689* shares of the common stock of the Registrant, $0.001 par value per share (the “Common Stock”), reserved for issuance under the Zogenix, Inc. 2010 Equity Incentive Award Plan, as amended from time to time (the “2010 Plan”), 1,482,780* shares of Common Stock subject to outstanding awards under the Zogenix, Inc. 2006 Equity Incentive Plan, as amended from time to time (the “2006 Plan”) and 1,000,000* shares of Common Stock reserved for issuance under the Zogenix, Inc. 2010 Employee Stock Purchase Plan, as subsequently amended and restated effective May 29, 2020 (the “ESPP”);

•  Registration Statement No. 333-181543, filed with the SEC on May 18, 2012, pertaining to the registration of 51,866,311* shares of Common Stock reserved for issuance under the 2010 Plan and 3,900,000* shares of Common Stock subject to outstanding awards granted following the adoption of the amended 2010 Plan by the board of directors of the Registrant (the “Board”) on April 27, 2012;

•  Registration Statement No. 333-197998, filed with the SEC on August 8, 2014, pertaining to the registration of 335,500* shares of Common Stock reserved for issuance under the Zogenix, Inc. Employment Inducement Equity Incentive Award Plan (the “Inducement Plan”), and 2,364,500* shares of Common Stock subject to outstanding awards granted following adoption of the Inducement Plan by the Board on December 4, 2013;

•  Registration Statement No. 333-224797, filed with the SEC on May 9, 2018, pertaining to the registration of 300,000 shares of Common Stock reserved for issuance under the Inducement Plan and 250,000 shares of Common Stock reserved for issuance under the ESPP;

• Registration Statement No. 333-233062, filed with the SEC on August 7, 2019, pertaining to the registration of 4,000,000 shares of Common Stock reserved for issuance under the 2010 Plan;

• Registration Statement No. 333-238804, filed with the SEC on May 29, 2020, pertaining to the registration of 500,000 shares of Common Stock reserved for issuance under the ESPP; and

•  Registration Statement No. 333-258532, filed with the SEC on August 6, 2021, pertaining to the registration of 1,000,000 shares of Common Stock reserved for issuance under the Zogenix, Inc. 2021 Employment Inducement Equity Incentive Award Plan and 4,500,000 shares of Common Stock reserved for issuance under the 2010 Plan.

*	Represents the number of shares registered prior to giving effect to the 8:1 reverse stock split effected on July 1, 2015.

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister all securities that remain unsold under the above-referenced Registration Statements.

On March 7, 2022, pursuant to the terms of an Agreement and Plan of Merger, dated as of January 18, 2022 (the “Merger Agreement”), among UCB S.A., a société anonyme formed under the Laws of Belgium (“Parent”), Zinc Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (the “Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California on March 7, 2022.

ZOGENIX, INC.

By:	/s/ Stephen J. Farr
Stephen J. Farr
President and Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the Securities Act of 1933, as amended.